Exhibit 16.1

                          DAVIS ACCOUNTING GROUP, P.C.
                       A Certified Public Accounting Firm
         1957 West Royal Hunte Drive, Suite 150, Cedar City, Utah 84720
                       (435) 865-2808 o FAX (435) 865-2821


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Securities and Exchange Commission
450 - Fifth Street N.W.
Washington, D.C. 20549

Gentlemen:

Davis Accounting Group P.C. is the former independent registered accountant of Fit For Business International, Inc. (the "Company"). We have read the Company's Current Report on Form 8-K dated November 16, 2006, and are in agreement with the contents of Item 401, paragraph one, and paragraphs 4.01 (a)(i) through
(a)(v). For the remainder of the Current Report on Form 8-K, we have no basis to agree or disagree with other statements of the Company contained therein.

Respectfully submitted,

/s/ Davis Accounting Group P.C.

Cedar City, Utah,
November 16, 2006